CONTACT:

Netsmart Technologies, Inc.
James Conway, CEO
800-451-7503
jconway@csmcorp.com


Carpe DM, Inc.
Stuart Fine
908-490-0075
stuart@carpedminc.com



                  NETSMART ANNOUNCES YEAR END RESULTS FOR 2003
                    Net Income Up 153%; Revenues increase 23%

ISLIP, NY - March 3, 2004 - Netsmart Technologies, Inc. (Nasdaq: NTST), a leading supplier of enterprise-wide software solutions for health and human services providers, reported results for the year ended December 31, 2003.

Net income for the year ended December 31, 2003 was $3,029,000, or $0.69 per share (basic) and $.64 per share (diluted), as compared to $1,195,000 or $.32 per share (basic) and $.29 per share (diluted) for 2002, representing an increase of 153%. The net income for 2003 includes a $900,000 deferred tax benefit associated with our tax loss carry forward. There was a deferred tax benefit adjustment in 2002 in the amount of $400,000. Revenue for the year ended December 31, 2003 was $27,175,000 as compared to $22,126,000 for the year ended December 31, 2002, representing an increase of 23%.

Net income for the fourth quarter ended December 31, 2003 was $691,000 and compared to $348,000 for the quarter ended December 31, 2002 before the addition of the 2002 fourth quarter tax benefit of $400,000. Revenue for the fourth quarter ended December 31, 2003 was $7,359,000 as compared to $5,805,000 representing an increase of 27%.

James Conway, CEO of Netsmart Technologies, stated that, "We are pleased to report these significant results for 2003. This revenue for this period is the highest in our Company's history and our balance sheet, which has been fueled by quality earnings, continues to get stronger with year end working capital of $14.7 million and a cash balance of $15.9 million. Our 2003 contract signings with major accounts in both state and county environments have resulted in a backlog of approximately $24 million at December 31, 2003 of which $12.7 million represents recurring revenue."

He added: "We expect that the demand for information technology in the health and human services marketplace will continue to grow. We believe that the strength of our balance sheet and earnings record provides us with a competitive advantage and that our competitors will be challenged by the difficulties typically faced by small private companies in accessing the capital markets. We believe that our organization is ideally positioned to expand and strengthen our leadership position."

                                    - more -

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About Netsmart Technologies, Inc.

Netsmart Technologies, Inc. of Great River, N.Y., through Creative Socio-Medics, is an established, leading supplier of enterprise-wide software solutions for health and human services providers with over 580 clients, including 25 systems with state agencies. Creative's clients include health and human services organizations: public health agencies, mental health and substance abuse clinics, psychiatric hospitals, and managed care organizations. Avatar Practice Management and the Avatar Clinician Work Station, Creative's core products, are full-featured information systems that operate on a variety of operating systems, hardware platforms, and mobile devices and offer unlimited scalability.

Statement on Behalf of Netsmart Technologies, Inc.

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Netsmart's filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Netsmart's or Creative's website do not constitute a part of this release.




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                           NETSMART TECHNOLOGIES, INC.

Comparative Operating Results for the Year and Three Months Ended December 31,

                                                     Year                                 Three Months
                                                     ----                                 ------------
                                            2003                2002                  2003              2002
                                            ----                ----                  ----              ----

Revenue                                   $27,175,000         $22,126,000         $7,359,000     $5,805,000

Net Income                                $ 3,029,000(1)      $ 1,195,000(2)      $  691,000(1)  $  748,000(3)

Net Income
Per Share Basic                           $       .69         $       .32         $      .13     $      .19

Weighted Average
Shares of Common
Stock Outstanding Basic                     4,418,364           3,748,537          5,280,445      3,866,524

Net Income Per
Share Diluted                             $       .64         $       .29         $      .13     $      .18

Weighted Average
Shares of Common
Stock Outstanding Diluted                   4,752,068           4,153,484          5,464,977      4,227,525


--------
1 The Company's tax provision has been reduced in all periods as a result of available net operating loss carry forwards. In addition, the Company recognized a $900,000 tax benefit during 2003 as a result of a further reduction in its deferred tax asset valuation allowance.

2 The Company's tax provision has been reduced in all periods as a result of available net operating loss carry forwards. In addition, the Company recognized a $400,000 tax benefit during 2002 as a result of a further reduction in its deferred tax asset valuation allowance.

3 The Company's tax provision has been reduced in all periods as a result of available net operating loss carry forwards. In addition, the Company recognized a $400,000 tax benefit during the three months ended 12/31/02 as a result of a further reduction in its deferred tax asset valuation allowance.

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